Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 27, 2009, relating to the financial statements and financial highlights which appears in the December 31, 2008 Annual Report to Shareholders of Legg Mason Growth Trust, Inc., which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “The Fund’s Independent Registered Public Accounting Firm”, “Disclosure of Portfolio Holdings” and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers, LLP

Baltimore, Maryland

April 24, 2009